EX-99.d.1

INVESTMENT MANAGEMENT AGREEMENT

MACQUARIE ETF TRUST

THIS INVESTMENT MANAGEMENT AGREEMENT, effective as of November 1, 2023, is made by and between MACQUARIE ETF TRUST, a Delaware statutory trust (the “Trust”), on behalf of each series of shares of beneficial interest of the Trust that is listed on Schedule A to this Agreement, as that Schedule may be amended from time to time (each such series of shares is hereinafter referred to as a “Fund” and, together with other series of shares listed on such Schedule, the “Funds”), and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Trust has been organized and intends to operate as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund is structured as an exchange-traded fund and offers shares of beneficial interest in the form of creation units and for the purpose of investing and reinvesting its assets in securities;

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and is engaged in the business of providing investment management and related services, and now desires to provide these services to the Trust; and

WHEREAS, the Trust, on behalf of each Fund, and the Investment Manager desire to enter into this Agreement so that the Investment Manager may provide investment management services to each Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.       Employment of the Investment Manager. The Trust hereby employs the Investment Manager to provide investment advisory services, to manage the investment and reinvestment of each Fund’s assets, and to administer its affairs, subject to the direction of the Trust’s Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Investment Manager hereby accepts such employment and agrees, during such period hereinafter set forth, to render the services and to assume the obligations herein set forth for the compensation herein provided.

2.       Obligations of and Services to be Provided by the Investment Manager. The Investment Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.	Investment Management Services.

(a) The Investment Manager shall act as investment adviser to each Fund and shall provide general management services to each Fund, including overall supervisory responsibility for the general management and investment of each Fund’s assets. The Investment Manager shall manage each Fund’s assets subject to, and in accordance with, the investment objectives and policies of such Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the Trust’s prospectus, statement of additional information (“SAI”) and undertakings, as they may be amended or supplemented from time to time; and such other limitations, policies and procedures as the Trust’s Board of Trustees may impose from time to time. In providing such services, the Investment Manager shall at all times exercise its best judgment and will act in good faith and use reasonable care, and adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law.

(b) In pursuance of the foregoing, the Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of each Fund and shall effect the purchase and sale of such investments in furtherance of each Fund’s investment objectives and policies and shall furnish the Board of Trustees of the Trust with such information and reports regarding each Fund’s investments as the Investment Manager deems appropriate or as the Trustees of the Trust may reasonably request. Such decisions and services shall include exercising discretion regarding any voting rights, rights to consent to corporate actions and any other rights pertaining to each Fund’s investment securities.

(c) The Investment Manager will provide the Trust with any information reasonably requested regarding its management of the Funds required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with appropriate regulators. The Investment Manager will promptly inform the Trust if any information in a Fund’s prospectus or SAI, as amended from time to time, to the Investment Manager’s knowledge is (or will become) inaccurate or incomplete.

B.	Duties Regarding Fund Transactions.

(a) Subject to the primary objective of obtaining the best execution, the Investment Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected by the Investment Manager who provide statistical, factual and financial information and services to the Trust, to the Investment Manager, to any Sub-Adviser (as defined herein) or to any other fund or account for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Trust or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services. Broker/dealers who sell shares of any investment companies or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the rules of the U.S. Securities and Exchange Commission and Financial Industry Regulatory Authority, Inc. (“FINRA”) and does not take into account such broker/dealer’s promotion or sale of such shares.

(b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Manager may cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Trust and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager exercises investment discretion.

3.       Compensation of the Investment Manager.

A. As compensation for the investment services to be rendered to a particular Fund by the Investment Manager under the provisions of this Agreement, the Trust shall pay to the Investment Manager an annual investment advisory fee equal to the amount set forth on Schedule A attached hereto of the average daily value of each Fund’s net assets.  Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the fees payable with respect thereto.

B. For the purpose of determining fees payable to the Investment Manager, the value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s current prospectus or SAI, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

C. The Investment Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.

D. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar month. In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

4.       Expenses of the Trust.  Except as otherwise provided in this Section 4, the Investment Manager agrees to pay the expenses incurred by the Trust. Notwithstanding the foregoing sentence, the Trust, on behalf of each Fund, on a Fund-by-Fund basis out of the assets of the particular Fund for which an expense relates, agrees to pay the following expenses incurred by such Fund: (i) interest expenses; (ii) taxes (including, but not limited to, income, excise, transfer and withholding taxes); (iii) expenses of the Fund incurred with respect to the acquisition and disposition of portfolio securities, instruments or other investments and the execution of portfolio transactions, including brokerage commissions; (iv) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (v) litigation expenses; (vi) the investment advisory fee payable to the Investment Manager hereunder (as set forth in Schedule A); (vii) non-routine or extraordinary expenses (including, without limitation, the expense associated with proxy solicitations and fund reorganizations); and (viii) acquired fund fees and expenses.

5.       Investment Manager Services Not Exclusive. The services to be rendered by the Investment Manager to the Trust under the provisions of this Agreement are not to be deemed to be exclusive. The Investment Manager, its trustees, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual, so long as the Investment Manager’s other activities do not impair its ability to render the services provided for in this Agreement.

6.      Sub-Advisers.  The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (“Sub-Advisers”) to perform, and thereby delegates to any such Sub-Adviser, some or all of the services for a Fund for which it is responsible under this Agreement or as the Investment Manager may otherwise determine to be necessary or appropriate to seek to implement a Fund’s investment objective(s) and strategies; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required, and approved in a manner consistent with the 1940 Act. The Investment Manager will compensate any Sub-Adviser for its services to the Fund. The Investment Manager will evaluate and select the Sub-Advisers and will make recommendations to the Trust’s Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with a Fund’s investment policies and restrictions. The Investment Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders, if required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Investment Manager will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund.

7.       Furnishing of Books and Records. In performing the services set forth in this Agreement, the Investment Manager will make available to the Trust, promptly upon request, any of the Trust’s books and records as the Investment Manager maintains under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Investment Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

8.       Liabilities of the Investment Manager.

A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or the performance of its duties as the Investment Manager to the Trust, the Investment Manager shall not be subject to liability to the Trust or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. Notwithstanding the foregoing, nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder may have under any federal securities law or state law.

B. The Investment Manager shall indemnify and hold harmless the Trust, the Funds and their officers and Trustees against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses and amounts paid in settlement) incurred in any action, suit, proceeding or investigation (whether instituted or threatened) by reason of or arising out of the willful misfeasance, bad faith, gross negligence, or reckless disregard by the Investment Manager of its obligations or duties hereunder.

C. No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Investment Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9.       Limitation of Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds, and all obligations of the Trust hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only with respect to the Trust and its assets and property. Any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Trust, shall be discharged only out of the assets of the Trust. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund, and the Investment Manager shall not seek satisfaction of any such obligation or liability from the shareholders of a Fund, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

10.       Renewal, Termination, Assignment and Amendment.

A. This Agreement shall be executed and become effective as of the date written above, and shall become effective with respect to a particular Fund as of the effective date set forth in Schedule A for that Fund, only if approved by the vote of a majority of the outstanding voting securities of that Fund. It shall continue in effect for an initial period of two years for each Fund and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of that Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, with such approval conducted in a manner consistent with the requirements of the 1940 Act.

B. This Agreement may be terminated (i) by the Trust as to any Fund at any time, without the payment of any penalty, either by (x) vote of the Board of Trustees of the Trust or (y) by vote of a majority of the outstanding voting securities of the Fund affected thereby on sixty (60) days’ written notice to the Investment Manager, or (ii) by the Investment Manager at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Investment Manager the fee provided in Section 3 hereof, prorated to the date of termination.

C. This Agreement shall not be assignable by either party hereto, and shall automatically and immediately terminate in the event of its assignment.

D. This Agreement (and Schedule A hereto) may be amended from time to time by mutual consent pursuant to a written agreement executed by the Trust, on behalf of the applicable Fund, and the Investment Manager, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” of any such party, with such approval conducted in a manner consistent with the requirements of the 1940 Act, and, to the extent required by the 1940 Act and interpretations thereof by the U.S. Securities and Exchange Commission and its staff, by vote of a majority of the outstanding voting securities representing the interests in each Fund affected by such amendment.

E. As used in this Agreement, the terms “assignment,” “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

11.        Independent Contractor. The Investment Manager shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent of the Trust or the Funds.

12.   Trade Names and Trademarks.  The Investment Manager agrees that the name “Macquarie” may be used in the name of the Trust and that such name, together with any related logos and any service marks containing the word(s) “Macquarie”, may be used in connection with the Trust’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Trust will cease such use. The Trust acknowledges that it has no rights to the name(s) “Macquarie” and such logos or service marks other than those granted in this paragraph and that the Investment Manager reserves to itself the right to grant the nonexclusive right to use the name(s) “Macquarie” and such logos or service marks to any other person. It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as the Trust’s investment adviser, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates may have the right permanently to adopt and to use the word “Macquarie” in their names and in the names of any series or class of shares of such funds.

13.        Miscellaneous.

A. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at any office of such party.

B. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

D. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

E. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

F. This Agreement shall extend to and bind the administrators, successors and permitted assigns of the parties hereto.

G. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

H. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time. Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the

U.S. Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

MACQUARIE ETF TRUST,	DELAWARE MANAGEMENT COMPANY,
on behalf of the Funds listed on Schedule A	a series of Delaware Management Business Trust

By:	By:
Name:	Name:
Title:	Title:

Schedule A

Fund Name	Effective Date	Management Fee (as a % of average daily net assets)
Macquarie Global Listed Instructure ETF	November 1, 2023	0.49%
Macquarie Energy Transition ETF	November 1, 2023	0.79%
Macquarie Tax-Free USA Short Term ETF	November 1, 2023	0.29%